                                                                    EXHIBIT 24.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ugly Duckling Corporation:


     We consent to the inclusion of our report dated March 18, 1997 with respect to the combined balance sheet of Seminole Finance Corporation and Related Companies as of December 31, 1996 and the related combined statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1996, which report appears in the Amendment No. 3 to Form S-1 of Ugly Duckling Corporation dated April 17, 1997.


     Our report dated March 18, 1997, contains an explanatory paragraph that states: "the accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the combined financial statements, the Company is involved in a lawsuit that involves a material amount of damages that, if there were an adverse outcome, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note
7. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty."

                                          KPMG PEAT MARWICK LLP

Tampa, Florida

April 17, 1997